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Fairfield, NJ - Prime Hospitality Corp. (NYSE-PDQ) reported a 43% increase in earnings per share from recurring operations to $.20 per fully diluted share in the second quarter of 1996 from $.14 per share in the prior year's quarter. Net income for the quarter was $7.2 million or $.20 per fully diluted share compared to $5.0 million or $.15 per share in 1995.
Prior year results included gains on property transactions of $.01 per share.

The earnings increase reflects the addition of 36 hotels over the past year and an increase in revenue per available room ("REVPAR") at comparable owned hotels of 11.7%. Results were driven by a strong performance at the Company's AmeriSuites hotels, which registered a 15.9% REVPAR increase for comparable hotels. In addition, the Company's comparable full-service and limited-service hotels reported REVPAR increases of 11.6% and 6.9%, respectively.

For the first half of 1996, earnings per share from recurring operations increased by 37% to $.37 per fully-diluted share from $.27 per share in 1995. Net income for the six-month period was $15.1 million or $.42 per share compared to $9.2 million or $.28 per share in 1995.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 47% and 40% for the three and six month periods, respectively.

Prime continues to make significant progress in its expansion of its AmeriSuites brand. During 1996, six new AmeriSuites have been opened in Miami (2), Dallas (2), Cleveland and Detroit, bringing the number of AmeriSuites hotels owned and operated by the Company to 25. Prime has 20 AmeriSuites under construction and sites for 25 more under contract. Prime expects to have 39 AmeriSuites in operation by the end of 1996 and seeks to have more than 70 AmeriSuites open by the end of 1997.

In order to finance this growth, on June 28, 1996, the Company established a five-year secured revolving credit facility of up to $100 million, bearing an
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interest rate of 2.25% over LIBOR.  As of July 15, the Company had borrowed $40 million under the revolving credit facility and had additional borrowing availability of approximately $22 million. On July 2, 1996, the Company filed with the Securities and Exchange Commission a registration statement to issue 7,500,000 shares of Common Stock, which is estimated to result in net proceeds of approximately $118.5 million based on the $16.625 per share closing price of the Common Stock on the filing date. An additional 1,125,000 shares may also be issued pursuant to an over-allotment option granted to the underwriters.

Prime Hospitality owns or manages 98 hotels under its proprietary trade names AmeriSuites and Wellesley Inns , and under franchise agreements with national hotel chains including Marriott, Radisson, Sheraton, Crowne Plaza, Holiday Inn, Ramada and Howard Johnson.


                           Prime Hospitality Corp.
                               Earnings Summary
          ($ in thousands, except per share and hotel data amounts)


                                                  Three Months Ended
                                                        June 30,

                                                   1996       1995      Change
                                                   ----       ----      ------
Total revenues                                    $69,892    $51,703      35%
                                                  =======    =======

Recurring income                                    7,163      4,552      57%
Non-recurring items, net of taxes                      --        363
                                                  -------    -------
Income before extraordinary items                   7,163      4,915      46%
Extraordinary items                                    27         54
                                                  -------    -------
Net income                                        $ 7,190    $ 4,969      45%
                                                  =======    =======

Fully diluted earnings per share:
 Recurring income                                    $.20       $.14      43%
 Non-recurring items                                   --        .01
                                                     ----       ----
 Income before extraordinary items                    .20        .15      33%
 Extraordinary items                                   --         --
                                                     ----       ----
Earnings per share                                   $.20       $.15      33%
                                                     ====       ====

Other data:
 EBITDA                                           $23,318    $15,856      47%
 REVPAR - comparable hotels                        $52.99     $47.46      12%



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                           Prime Hospitality Corp.
                               Earnings Summary
          ($ in thousands, except per share and hotel data amounts)


                                                  Six Months Ended
                                                       June 30,

                                                   1996       1995      Change
                                                   ----       ----      ------
Total revenues                                   $128,506    $99,941      29%
                                                 ========    =======

Recurring income                                   12,898      8,760      47%
Non-recurring items, net of taxes                   2,057        363
                                                 --------    -------
Income before extraordinary items                  14,955      9,123      64%
Extraordinary items                                   176         61
                                                 --------    -------
Net income                                       $ 15,131    $ 9,184      65%
                                                 ========    =======

Fully diluted earnings per share:
 Recurring income                                    $.37       $.27      37%
 Non-recurring items                                  .05        .01
                                                     ----       ----
 Income before extraordinary items                    .42        .28      50%
 Extraordinary items                                   --         --
                                                     ----       ----
Earnings per share                                   $.42       $.28      50%
                                                     ====       ====
Other data:
 EBITDA                                           $42,683    $30,431      40%
 REVPAR - comparable hotels                        $49.87     $44.75      11%



A registration statement relating to the Common Stock has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state.